Exhibit 10.11(b)

BANK MUTUAL CORPORATION

(BKMU)

2016 Management Incentive Compensation Plan (MIP)

This document describes the annual Management Incentive Compensation Plan (the Plan) of BANK MUTUAL CORPORATION (“BKMU”).

PURPOSE

Incentive compensation is an essential element of total annual cash compensation. The Plan is designed to direct the efforts of those whose duties, responsibilities, and decisions have a significant impact on the achievement of BKMU’s basic business objectives by initiating actions, rather than merely responding to external conditions. Specific objectives of the Plan are to:

•	Contribute toward achieving short-term performance goals;
•	Recognize and reward superior individual performance;
•	Assure corporate financial gain before incentive payments are earned;
•	Provide compensation which is competitive with the market place; and
•	Restrict participation to key officers.

PLAN DESCRIPTION

To meet the above objectives, the Plan provides incentive reward opportunities in return for outstanding performance. The Plan is a “look forward” plan which generates incentive funds based on actual operating results measured against predetermined performance goals.

The Plan is integrally related to the BKMU’s salary program in that the incentive award opportunities are measured as a designated percent of each Participant’s Base Salary. The combination of Base Salary and Target Incentive Award is designed to provide the Participant with total annual cash compensation that is consistent with each Participant’s respective position and individual performance.

Under the Plan, two factors determine the amount of incentive awards each Participant will receive:

•	BKMU’s corporate performance measured against predetermined financial goals, and
•	Each Participant’s individual performance measured against predetermined individual goals and overall contribution of the position to the organization.

PLAN ADMINISTRATION

The Bank Mutual Corporation Compensation Committee (the Committee) has final authority for Plan provisions and has the responsibility for supervising the administration of the Plan.

ELIGIBILITY

Eligible positions are those whose decisions have a material and direct impact on annual operating results if that person is not eligible under any other formal incentive plan. Eligibility for participation does not necessarily mean participation every year. Participants will be designated annually by the Committee. This designation will take place prior to the beginning of BKMU’s fiscal year, except that if an officer is hired or promoted during the program year, it is up to the discretion of the Committee to determine if that person is included in the Plan and to what extent of the annual Base Salary.

SIZE OF AWARDS

Target Incentive Awards should be consistent with the competitive labor market and should reflect the responsibility levels of the Participants. The Participants are grouped into tiers to reflect the various responsibility levels of the Participants, and a target incentive percentage of Base Salary is established for each tier. The incentive percentages for the responsibility tiers are shown below:

Incentive Award Opportunities

(As a % of Salary)

Responsibility Tier	Threshold	Target	Maximum
Tier I	24.00%	30.00%	45.00%
Tier II	20.00%	25.00%	37.50%
Tier III	16.00%	20.00%	30.00%
Tier IV	14.40%	18.00%	27.00%
Tier V	12.00%	15.00%	22.50%
Tier VI	8.00%	10.00%	15.00%

Target Incentive Awards represent incentive funds that will be earned for each position if BKMU and the Participant achieved the predetermined goals. Participants’ base salaries are multiplied by their respective target incentive percentage to determine their target incentive award. Actual incentive awards may be higher or lower than target levels, depending on actual operating results compared to predetermined goals.

INCENTIVE MIX

A portion of each Participant’s incentive opportunities is based on corporate performance, a portion of individual performance and overall contribution of the position. The following table shows the distribution of awards based on corporate performance and awards based on individual performance.

Performance Mix

Tier	Corporate	Individual

I	100%	—
II	50%	50%
III	50%	50%
IV	50%	50%
V	50%	50%
VI	50%	50%

The individual portion of the Target Incentive Award will be based on the measured performance of each Participant, based on the results of the goals performance appraisal process.

INCENTIVE POOL

The size of the incentive pool will be based on BKMU’s operating success relative to goal. The Plan requires establishing annual performance goals and measures actual operating results relative to the established goals to generate the incentive awards.

Goal Setting

Corporate annual performance goals will be established at the beginning of each year. The CEO will make such recommendations to the Committee for subsequent approval. If mutually agreed upon performance goals cannot be reached, the Committee has final authority to set the performance goals. The performance criteria will be communicated in Appendix A to the Plan for that year. Individual performance goals will be assigned by the participant’s direct manager.

Incentive Schedule

Each year, an incentive compensation matrix is prepared that relates the performance criteria to the factor applied to the Target Incentive Award (the Factor). In the schedule, the performance criteria are expressed as a percentage of the predetermined performance goals.

At the beginning of each year, the CEO will recommend an incentive compensation schedule to the Committee for their approval. The schedule approved by the Committee shall become Appendix A to the Plan for that year.

Performance Threshold

To protect ownership interests, there will be a threshold performance level below which no Incentive Awards will be earned.

Maximum

The maximum incentive award that can be funded shall be no more than one and one-half times the Target Incentive Award to protect against windfall profits and poor planning. The maximum factor that may be used in the incentive schedule is one and one-half times.

CORPORATE INCENTIVES

If BKMU achieves or exceeds the predetermined performance goals, the incentive pool is generated. The corporate portion of the incentive pool is earned by Participants if the individual performs at a satisfactory level.

INDIVIDUAL INCENTIVES

If an incentive pool is generated by BKMU performance, the individual portion for each Participant is based on measured individual performance and overall contribution of the position.

Individual incentive awards will be based on measured performance of each Participant, as reflected in BKMU’s performance evaluation process. The individual must meet performance expectations and not be on a written performance plan. All awards are subject to Bank Mutual’s Clawback policy.

FORM AND TIMING

Distribution of the earned Incentive awards shall be paid in cash to the Participants in one installment within forty-five (45) days following the close of BKMU’s fiscal year for which the incentive was computed.

In the case of death of a Participant, between the end of the fiscal year and the following 45 days, the total incentive earned shall be paid to the beneficiary designated in writing by the Participant. In case of a failure of the Participant to designate a beneficiary, payment will be made to the Participant’s estate.

TERMINATION

Upon voluntary termination or involuntary termination during the year, all accrued benefits of the Participant are lost. In the case of death, or permanent disability during the Plan year, incentive awards will be paid at the end of the year, on a pro-rata basis. In the case of retirement the board will determine the amount to be paid dependent on performance and timing of the retirement.

If the Participant takes a leave of absence or a disability leave during the year, they will not accrue any benefits for the time they are absent (adjusted to the nearest half-month).

AMENDMENT

The Committee can change, amend, or terminate the Plan at any time, except that no such action will adversely affect any accrued incentive awards that are earned up until the time of the amendment.

NO EMPLOYMENT AGREEMENT INTENDED

This Agreement does not confer upon Participants any right to continuation of employment in any capacity by BKMU and does not constitute an employment agreement of any kind.

DEFINITIONS

1.	Base Salary shall mean the base salary (excluding any benefits, disability payments, bonus awards, commissions, or incentives) earned by each Participant during the calendar year of the Plan as of year-end.
2.	Corporate Incentive Award shall mean the amount that is actually accrued for and paid to each Participant based on BKMU’s performance.
3.	Individual Incentive Award shall mean the amount that is actually accrued for and paid to each Participant based on each Participant’s individual performance.
4.	Earnings per Share-diluted (EPS) shall mean net income after taxes, before dividends, for the year, divided by the weighted-average number of common shares outstanding for the period. Non-vested MRP and stock option shares are considered dilutive potential common shares and are included in the weighted-average number of shares outstanding for diluted EPS.
5.	Target Incentive Award shall mean the amount that would be earned if BKMU and the individual achieved predetermined performance goals.